Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2020 RESULTS

MOUNT AIRY, N.C., January 16, 2020 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its first quarter ended December 28, 2019.

First Quarter 2020 Results

Despite favorable conditions in the Company’s construction end-markets, Insteel’s results for the first quarter of fiscal 2020 continued to be adversely affected by low-priced import competition. Net earnings decreased to $0.6 million, or $0.03 per share, from $4.1 million, or $0.21 per share, in the same period a year ago.

Net sales decreased 6.3% to $97.6 million from $104.1 million in the prior year quarter driven by a 16.1% decrease in average selling prices that offset an 11.7% increase in shipments. On a sequential basis, shipments decreased 10.9% from the fourth quarter of fiscal 2019 reflecting the usual seasonal slowdown while average selling prices decreased 3.4%.

Imports remained at elevated levels in certain of Insteel’s markets during the quarter as foreign competitors have increased their production of downstream products such as PC strand and standard welded wire reinforcement in order to circumvent the Section 232 tariffs on imported steel and expand their market share in the U.S. Gross margin narrowed to 6.4% from 10.5% in the prior year quarter primarily due to lower spreads between selling prices and raw material costs largely driven by the import-related pricing pressure. Other income for the prior year quarter includes a $0.7 million gain on the disposition of property, plant and equipment, which increased net earnings per share by $0.02.

Operating activities provided $29.6 million of cash while using $22.8 million in the prior year quarter primarily due to a $24.6 million reduction in working capital driven by an increase in payables and reductions in receivables and inventories.

Capital Allocation and Liquidity

Capital expenditures for the first quarter of fiscal 2020 decreased to $0.6 million from $6.2 million in the prior year quarter and are expected to total up to $17.0 million in 2020 primarily focused on cost and productivity improvement initiatives in addition to recurring maintenance requirements.

Insteel ended the quarter debt-free with $67.1 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead to the remainder of fiscal 2020, we should benefit from continued growth in infrastructure construction driven primarily by higher state and local spending in many of our markets together with modest increases in nonresidential construction,” commented H.O. Woltz III, Insteel’s president and CEO. “We also expect to make significant progress on our primary organic growth initiative, the expansion of our cast-in-place business, as we further our penetration of the rebar market where engineered structural mesh (“ESM”) can serve as a more cost-effective solution for many concrete reinforcing applications.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Our markets that are susceptible to imports, however, will continue to be unfavorably impacted by increased pricing pressure until a solution is reached on the Section 232 tariffs that restores the competitiveness of domestic manufacturers of downstream products relative to foreign producers. In the interim, we will maintain our focus on those factors we can control in aggressively pursuing further process improvements and strategic acquisition opportunities.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 28, 2019.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy, including the Section 232 tariffs on imported steel, affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 28, 2019 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended
	December 28,	December 29,
	2019	2018
Net sales	$97,569	$104,110
Cost of sales	91,332	93,134
Gross profit	6,237	10,976
Selling, general and administrative expense	5,744	6,534
Other income, net	(25)	(829)
Interest expense	26	30
Interest income	(226)	(155)
Earnings before income taxes	718	5,396
Income taxes	163	1,270
Net earnings	$555	$4,126

Net earnings per share:
Basic	$0.03	$0.21
Diluted	0.03	0.21

Weighted average shares outstanding:
Basic	19,261	19,223
Diluted	19,370	19,336

Cash dividends declared per share	$0.03	$0.03

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS.

(In thousands)

	(Unaudited)		(Unaudited)
	December 28,	September 28,	December 29,
	2019	2019	2018
Assets
Current assets:
Cash and cash equivalents	$67,114	$38,181	$15,503
Accounts receivable, net	35,405	44,182	36,524
Inventories	65,252	70,851	115,306
Other current assets	6,470	7,370	5,841
Total current assets	174,241	160,584	173,174
Property, plant and equipment, net	102,665	104,960	111,171
Intangibles, net	8,337	8,610	9,429
Goodwill	8,293	8,293	8,293
Other assets	12,915	10,562	9,367
Total assets	$306,451	$293,009	$311,434

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$31,919	$21,595	$40,456
Accrued expenses	8,363	6,818	7,453
Total current liabilities	40,282	28,413	47,909
Other liabilities	19,989	18,579	18,143
Shareholders' equity:
Common stock	19,261	19,261	19,223
Additional paid-in capital	74,818	74,632	73,019
Retained earnings	154,349	154,372	154,634
Accumulated other comprehensive loss	(2,248)	(2,248)	(1,494)
Total shareholders' equity	246,180	246,017	245,382
Total liabilities and shareholders' equity	$306,451	$293,009	$311,434

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	December 28,	December 29,
	2019	2018
Cash Flows From Operating Activities:
Net earnings	$555	$4,126
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,478	3,242
Amortization of capitalized financing costs	16	16
Stock-based compensation expense	186	174
Deferred income taxes	186	2,131
Gain on sale and disposition of property, plant and equipment	-	(709)
Increase in cash surrender value of life insurance policies over premiums paid	(339)	-
Net changes in assets and liabilities:
Accounts receivable, net	8,777	14,960
Inventories	5,599	(21,149)
Accounts payable and accrued expenses	10,225	(25,145)
Other changes	892	(414)
Total adjustments	29,020	(26,894)
Net cash provided by (used for) operating activities	29,575	(22,768)

Cash Flows From Investing Activities:
Capital expenditures	(600)	(6,194)
Decrease (increase) in cash surrender value of life insurance policies	(42)	518
Proceeds from surrender of life insurance policies	-	13
Net cash used for investing activities	(642)	(5,663)

Cash Flows From Financing Activities:
Proceeds from long-term debt	67	90
Principal payments on long-term debt	(67)	(90)
Payment of employee tax withholdings related to net share transactions	-	(7)
Net cash used for financing activities	-	(7)

Net increase (decrease) in cash and cash equivalents	28,933	(28,438)
Cash and cash equivalents at beginning of period	38,181	43,941
Cash and cash equivalents at end of period	$67,114	$15,503

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$14	$36
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	310	1,090
Declaration of cash dividends to be paid	578	576
Restricted stock units and stock options surrendered for withholding taxes payable	-	7

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